Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Peregrine Systems® to Host Conference Call and Provide Business Update at Synergy04 Global Users Conference

SAN DIEGO, May 19, 2004 — Peregrine Systems, Inc. (OTC: PRGN), a leading provider of asset and service management solutions, will host a conference call on Wednesday, May 26, at 1:00 p.m. PDT (4:00 p.m. EDT) to provide a business update for investors, customers, partners and other stakeholders.

Peregrine management plans to discuss its new branding and strategic initiatives, which will be unveiled at Synergy04, its global users conference held at the Loews Miami Beach Hotel in South Beach, Fla. from May 25 to 27.  The company does not plan to discuss its historical or current financial position or to address questions during this conference call.

The company’s annual report for fiscal year 2003 was filed on April 30.  It includes the financial position of Peregrine on March 31, 2003, 2002 and 2001 and the results of its operations and cash flows for the four years ended March 31, 2003.

Peregrine is actively working on its fiscal year 2004 periodic reports, which will include the reports on Form 10-Q for quarters ended June 30, 2003, Sept. 30, 2003 and Dec. 31, 2003 and the Form 10-K for the fiscal year ended March 31, 2004, but does not know when it will be in a position to file these reports.  Until the company’s periodic reports are current, investors will not have current financial information. For this reason, and based on the other risk factors describe in the fiscal year 2003 Form 10-K, the company believes that trading in its securities at this time is highly speculative and involves a high degree of risk.

Participants should call 800-946-0742 or 719-457-2650 and reference confirmation code 140876.  A replay of the call will be available until June 24 by dialing 719-457-0820 and entering 140876 as the confirmation code.

About Peregrine

Founded in 1981, Peregrine Systems, Inc. develops and sells enterprise software that enables its worldwide customer base to manage IT for the business. The company’s IT asset and service management offerings allow organizations to improve asset management and gain efficiencies in service delivery — driving out costs, increasing productivity and accelerating return on investment. The company’s flagship products — ServiceCenter® and AssetCenter® — are complemented by Automation, Business Intelligence/Reporting, Employee Self Service and Integration capabilities.  Peregrine is headquartered in San Diego, Calif. and conducts business from offices in the Americas, Europe and Asia Pacific.  For more information, please visit: www.peregrine.com.

Media Relations Contacts:	Investor Relations Contact:

MeeLin Nakata	Heidi Flannery
Peregrine Systems, Inc.	Fi.Comm Ltd.
858.720-5609	503.203.8808, ext 103
meelin.nakata@peregrine.com	heidi flannery@ficomm.com

Linda Findley
Text 100
415.836-5990
peregrine@text100.com

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Peregrine Systems, ServiceCenter and AssetCenter are registered trademarks of Peregrine Systems, Inc. or its affiliates. All other marks are the property of their respective owners.

www.peregrine.com

Peregrine Systems, Inc.

3611 Valley Centre Drive

Sandiego, CA